Filed Pursuant to Rule 424(b)(3)

Registration No. 333-117111

The Republic of Argentina

Argentina estimates the expenses that it incurred in connection with the issuance and distribution of the new securities issued pursuant to the exchange offer that settled on June 2, 2005 were:

Registration Fee	$ 3,156,230.00*
Printing and Engraving Costs	$ 410,000.00
Trustee Fees and Expenses	$ 98,000.00
Legal Fees and Expenses	$ 2,500,000.00
Miscellaneous	$ 1,000,000.00

Total	$ 7,164,230.00

*	Previously paid.

August 11, 2005